Exhibit 99.1

Inland Real Estate Income Trust, Inc.

April 22, 2020

COVID-19 Operational Update

The health and safety of Inland Real Estate Income Trust, Inc.’s team, tenants and communities are of the utmost importance during this COVID-19 global health and economic crisis. Our thoughts are with all those affected by this pandemic, and we are thankful for the extraordinary heroes providing healthcare as well as goods and services in our everyday lives, including first responders, healthcare professionals, restaurant workers, grocery store clerks and more.

During this rapidly evolving situation, we anticipate continued disruption in the retail real estate sector. We want to ensure our stockholders, financial advisors and valued partners that we are responding accordingly to be fiscally responsible and to protect investors’ capital.

The grocers in our primarily grocery-anchored portfolio are experiencing strong sales as neighbors, friends and relatives stock up on necessities, but many other large and small tenants are suffering due to the measures taken to avoid further spread of this disease. Our goal is to support our tenants to the extent we are able in this difficult economic environment with the hope that, when conditions improve, they will be in a position to resume normal operations. We have implemented key initiatives to try to minimize the financial and operational impact of COVID-19, including:

•	employing health and safety measures at each property in our portfolio and following recommendations of the Centers for Disease Control (CDC) and the World Health Organization (WHO), including increased sanitization, restriction of access to common areas, social distancing, and remote work for our employees wherever it is possible;
•	proactively contacting our lenders, tenants, and service providers and maintaining ongoing dialogues with each of these valued partners to try to find optimal solutions for dealing with the difficulties arising from the pandemic;
•	leaning on our longstanding tenant relationships and working with them, where appropriate, to restructure rental payment obligations to try to provide interim relief, such as deferring some rent that we expect will be paid at a later date, while still retaining the right to collect some rent to provide revenue to the REIT now;
•	arming our smaller tenants with information regarding the government assistance programs for small businesses and helping these tenants apply for aid;
•	reducing our corporate overhead expenses and through our property management team decreasing property-level expenses, including delaying capital expense projects where possible;
•	reaching out to our vendors to request invoice payment term extensions; and
•	continuing to make normal draws on our revolving line of credit and maintaining open conversations with our lenders regarding the performance of our tenants.

While no decisions have been made regarding the authorization of any additional distributions, we will continue to keep our business partners and investors apprised. It is simply too early to assess and analyze the full economic impact of COVID-19 and the shelter-at-home and social distancing requirements on the REIT and its properties and operations.

Inland has weathered many storms throughout its 52 years of business. Inland Income Trust remains focused on long-term stockholder value, and we hope to achieve our goals by leveraging the full breadth and depth of resources throughout the entire Inland organization.